UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): April 7, 2014

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300
Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2014, George E. McHenry, the Executive Vice President, Secretary and Chief Financial Officer of Hanger, Inc. (the “Company”), notified the Company of his intention to retire from the Company and its affiliates.  The Board of Directors of the Company accepted the notice of Mr. McHenry’s retirement, which will be effective on December 31, 2014 (the “Retirement Date”). The Company is initiating a search to identify a successor Chief Financial Officer to replace Mr. McHenry. Mr. McHenry will continue to serve as the Company’s Chief Financial Officer until Mr. McHenry’s successor is appointed, and thereafter will continue to serve the Company in an advisory role until the Retirement Date.

In connection with his announced retirement, Mr. McHenry entered into a letter agreement regarding Mr. McHenry’s ongoing employment and impending retirement (the “Agreement”), dated April 7, 2014, with the Company and its wholly-owned subsidiary, Hanger Prosthetics & Orthotics, Inc. (“HPO”), which Agreement references a form of agreement and general, mutual release to be executed by Mr. McHenry and the Company on or after December 31, 2014 (the “Final Release”).  The Agreement provides for certain terms of Mr. McHenry’s continued employment with the Company, HPO and its affiliates through the appointment of his successor and his retirement and, among other things, amends the Fourth Amended and Restated Employment Agreement (the “Employment Agreement”), effective as of January 1, 2012, by and between Mr. McHenry and HPO, which Employment Agreement governs the terms and conditions of Mr. McHenry’s employment with the Company and its affiliates.

Pursuant to the terms of the Agreement, Mr. McHenry will continue to serve the Company in the capacity as Chief Financial Officer with all rights, duties and responsibilities attendant to such position, until such time as his role as Chief Financial Officer is transitioned to his successor.

The Agreement provides that, until the Retirement Date, the Company will continue Mr. McHenry’s current salary payments, on their regular schedule, and will also continue Mr. McHenry’s employee benefits during such time. Pursuant to the Agreement, the Company waived the requirement that Mr. McHenry be over sixty-five (65) years old and provide one (1) year’s advanced notice of retirement in order to be eligible for certain retirement benefits, with the result that all shares of unvested restricted stock held by Mr. McHenry will continue to vest in accordance with the vesting provisions of those equity awards through the Retirement Date, at which time all outstanding unvested restricted stock awards held by Mr. McHenry will vest in full.  The Agreement further provides that Mr. McHenry will receive as a retirement benefit a one-time payment equivalent to nine (9) months of his base salary then in effect, plus seventy-five percent (75%) of his target bonus for 2014 (the “Retirement Payment”), which Retirement Payment shall be made by the Company six (6) months and one day following the Retirement Date.  Because Mr. McHenry is retiring after attaining age 62, he will be entitled to receive benefits under the Company’s defined-benefit Supplemental Executive Retirement Plan (the “SERP”) in accordance with its terms.  The SERP benefit will be a pro-rated amount based on his age at retirement and his years of service through the Retirement Date plus an additional nine months relating to the Retirement Payment.  As a condition for Mr. McHenry to be eligible to receive the Retirement Payment and a bonus, if any, for 2014 and to receive the benefit payments provided under the Company’s SERP, Mr. McHenry must execute the Final Release.

The description of the Agreement is qualified in its entirety to the copy of the Agreement that is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01              Regulation FD Disclosure.

Also on April 7, 2014, the Company issued a press release relating to the changes described in Item 5.02 of this Current Report on Form 8-K.  The press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

(10.1)	Letter Agreement, dated April 7, 2014, by and between George E. McHenry, Hanger, Inc., and Hanger Prosthetics & Orthotics, Inc.

(99.1)	Press Release of Hanger, Inc., dated April 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated:	April 7, 2014

EXHIBIT INDEX

Exhibit No.	Description

(10.1)	Letter Agreement, dated April 7, 2014, by and between George E. McHenry, Hanger, Inc., and Hanger Prosthetics & Orthotics, Inc.

(99.1)	Press Release of Hanger, Inc., dated April 7, 2014.